Exhibit 2.1

EXECUTION VERSION

LETTER AGREEMENT

August 23, 2021

VIA EMAIL

Magnachip Semiconductor Corporation

c/o Magnachip Semiconductor, Ltd.

VPLEX Bldg., 15F

501 Teheran-ro, Gangnam-gu

Seoul 06168, Republic of Korea

Attention: Theodore S. Kim, General Counsel

Email: theodore.kim@magnachip.com

cc:	Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ross A. Fieldston

                            Jeffrey D. Marell

Email: rfieldston@paulweiss.com

                      jmarell@paulweiss.com

Re: Extension of Termination Date; Company Stockholders Meeting

Dear Sir:

This Letter Agreement (this “Letter Agreement”) is made in reference to that certain Agreement and Plan of Merger, dated as of March 25, 2021 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), Michigan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Magnachip Semiconductor Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Company and Parent desire to ensure that the Termination Date may be extended pursuant to Section 7.2(a) of the Merger Agreement notwithstanding that the Company Stockholders Meeting has not yet occurred and accordingly the condition regarding the Requisite Company Vote may not be satisfied prior to the initial Termination Date;

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1

1. Termination Date. The words “(other than with respect to the Specified Circumstance)” in clauses “(ii),” “(iii),” “(iv)” and “(v)” of
Section 7.2(a) of the Merger Agreement shall be replaced with “(other than: (A) Section 6.1(a); and (B) with respect to the Specified Circumstance)”.

2. Closing. The words “initial Termination Date” in two places in Section 1.2 of the Merger Agreement shall be replaced with “the date that would have been the Termination Date absent the extension referred to in this sentence”.

3. Ratification of the Merger Agreement. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement are ratified and shall remain unchanged and continue in full force and effect.

4. Counterparts. This Letter Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement.

5. Governing Law. This Letter Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Letter Agreement has been executed as of the date first above written.

PARENT:

SOUTH DEARBORN LIMITED

By:	/s/ Zhang Yuanjie
Name: Zhang Yuanjie
Title: Director

MERGER SUB:

MICHIGAN MERGER SUB, INC.

By:	/s/ Zhang Yuanjie
Name: Zhang Yuanjie
Title: Director

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED:
COMPANY:

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore Kim
Name: Theodore Kim
Title: Chief Compliance Officer, General Counsel and Secretary